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                [Letterhead of Phoenix Preschool Holdings, Inc.]




                                                    April 1, 1998


VIA FACSIMILE
-------------

U.S. Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7-8
Washington, D.C.  20549

Attn:    Richard K. Wulff
         John Reynolds

         Re:      Phoenix Preschool Holdings, Inc.
                  Registration Statement on Form SB-2 (No. 333-31407) (1933 Act File No. 333-31407)
                  ---------------------------------------------------

Gentlemen:

     On behalf of Phoenix Preschool Holdings, Inc. (the "Company"), I hereby request that the Company's Registration Statement on Form SB-2 (No. 333-31407) be withdrawn effective immediately.

     Please feel free to call Michael Medveckus, Esq. (215) 569-5335 regarding this request.

                                               Sincerely,

                                               /s/ Michael C. Koffler
                                               -----------------------------
                                               MICHAEL C. KOFFLER, President

cc:      Frederick D. Lipman, Esq.
         Arthur Marcus, Esquire